                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS
                          TO INCORPORATION BY REFERENCE


The Board of Directors
GAINSCO, INC.:

We consent to the incorporation by reference in the registration statements (No. 33-48634 and No. 33-37070) on Form S-8 of GAINSCO, INC. of our reports dated February 27, 2001, except for notes (8) and (12), as to which the date is March 23, 2001, relating to the consolidated balance sheets of GAINSCO, INC. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which reports appear in the December 31, 2000 annual report on Form 10-K of GAINSCO, INC.



                                                                        KPMG LLP


Dallas, Texas
March 31, 2001